Exhibit 99.1

News Release

Contact:	Garland W. Koch Chief Financial Officer United PanAm Financial Corp. 949.224.1244 e-mail: gkoch@upfc.com

FOR IMMEDIATE RELEASE

UNITED PANAM FINANCIAL CORP.

ANNOUNCES RETIREMENT OF CHIEF FINANCIAL OFFICER

Newport Beach, California – May 12, 2006

United PanAm Financial Corp., a California corporation (“UPFC”) (Nasdaq: UPFC) today announced that Garland W. Koch, Executive Vice President and Chief Financial Officer of the Company, will retire effective July 1, 2006. Mr. Koch will continue to serve the Company as a consultant from July 1, 2006 until September 1, 2006 to ensure a smooth and orderly transition of responsibilities. The Company also announced that Arash A. Khazei, currently the Company’s Vice President and Corporate Controller, will become Senior Vice President and Chief Financial Officer upon Mr. Koch’s retirement.

“Garland has been a key member of our senior management team for more than five years, his service will be missed but we wish him all the best in his retirement” said Ray Thousand, President and Chief Executive Officer. Guillermo Bron, Chairman of the Board of Directors, added “Garland has been an important resource during a period of significant changes for the Company; we sincerely appreciate his contributions, and of course, wish him well. We are also pleased to be able promote Arash to CFO, who is already an outstanding member of our team, which will enable a seamless transition of responsibilities.”

UPFC is a specialty finance company engaged in non-prime automobile finance, which includes the purchase, warehousing, securitization and servicing of automobile installment sales contracts originated by independent and franchised dealers of used automobiles. UPFC conducts its automobile finance business through its wholly owned subsidiary, United Auto Credit Corporation, with 113 branch offices in 32 states.

Any statements set forth above that are not historical facts are forward-looking statements made pursuant to the safe harbor provisions of the Private Securities Litigation Reform Act (“SLRA”) of 1995, including statements concerning the Company’s strategies, plans, objectives and intentions. Such statements are subject to a variety of estimates, risks and uncertainties, known and unknown, which may cause the company’s actual results to differ materially from those anticipated in such forward-looking statements. Potential risks and uncertainties are detailed from time to time in the Company’s filings with the United States Securities and Exchange Commission.